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                                                                    EXHIBIT 99.1



FOR IMMEDIATE RELEASE                      Contact: Charles R. Lambert
                                                    Manager - Investor Relations
                                                    (205) 970-7030
                                                    CLambert@vesta.com


                           VESTA GIVES 2001 GUIDANCE

              Expects Earnings to Increase by 12 percent in 2001


     BIRMINGHAM, Ala. - April 9, 2001 - Vesta Insurance Group, Inc. (NYSE:VTA) offered financial guidance for fiscal year 2001 in a letter to shareholders that will be mailed today.

     Vesta Chairman James E. Tait and President Norman W. Gayle, III, have set the following targets for 2001:

     . Grow operating earnings by 12 percent;
     . Earn a return on equity of 12 percent;
     . Reduce the debt-to-capital ratio to 30 percent; and, . Hold the property-casualty combined ratio to under 100 percent.

     In the letter, Tait and Gayle state that Vesta is a very different company than it was only two short years ago and that the Company has positioned itself for growth by improving its relationship with its agency force and making strategic acquisitions in 2000.

     "With the progress that the Company has made, we are optimistic in our ability to achieve these targets," said Tait and Gayle.
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About Vesta Insurance Group, Inc.

     Vesta Insurance Group, Inc., headquartered in Birmingham, Ala., is a holding company for a group of insurance and financial services companies that offer a wide range of consumer-based products.

Forward-Looking Statement

     This news release contains statements of management's expectations concerning Vesta's potential earnings, return on equity, debt-to-capital ratio, and combined ratio for its fiscal year ended December 31, 2001, and may be interpreted to contain other statements concerning management's beliefs, plans or objectives for Vesta's future operations or financial performance. These statements, whether express or implied, are only predictions and should be considered "forward-looking statements" under applicable securities laws. You should be aware that Vesta's actual operations and financial performance, including its earnings per share, return on equity, debt-to-capital ratio and combined ratio for its fiscal year ended December 31, 2001, may differ materially from those reflected in these forward-looking statements. Some of the factors that could affect the forward-looking statements contained herein include, without limitation: that competitors may decide to target the Company's customer base by offering lower priced insurance; that the Company's independent agents may decide to discontinue sales of the Company's insurance to the individuals they represent; that new policy application levels may not rise to levels necessary to generate sufficient premium volume to achieve its financial performance goals; that A.M. Best may downgrade the Company's rating; that Vesta may be compelled to pay damages or settlement costs incurred in connection with a pending class action lawsuit in excess of available coverage under Vesta's directors' and officers' insurance policies; and that the Vesta may ultimately be unable to recover a significant amount of paid losses currently reflected on its published financial statements as recoverable under a reinsurance treaty. Please refer to the documents Vesta files from time to time with the Securities and Exchange Commission, specifically Vesta's most recent Form 10-K and Exhibit
99.1 attached thereto, which contains and identifies additional important factors that could cause the actual results to differ materially from those contained in the projections or forward-looking statements.